EXHIBIT 99.1

LAZARE KAPLAN ENTERS INTO SETTLEMENT AGREEMENTS WITH INSURANCE COMPANIES

New York, New York - July 6, 2011 - Lazare Kaplan International Inc. (LKII.PK) (the “Company”) today announced that in connection with its efforts to resolve the Material Uncertainties, described below, which have  prevented it from timely filing its periodic reports under the Securities Exchange Act of 1934, on July 1, 2011, the Company and certain of its affiliates entered into a Confidential U.S. Release and Settlement Agreement with the underwriters (the “U.S. Underwriters”) of their United States “All Risks” insurance policies, and a Confidential U.K. Release and Settlement Agreement with the underwriters of their United Kingdom “All Risks” insurance policies. Pursuant to the Release and Settlement Agreements, the Company is to be paid $32,000,000, in addition to $28 million previously paid by the U.S. Underwriters pursuant to an interim payment agreement (i.e., $60 million total), to settle its claims under the policies, dismiss all pending litigation and execute mutual releases. The Company retains all of its rights to pursue recovery of its assets against third parties.

As previously disclosed by the Company in its Form 8-K filed with the Securities and Exchange Commission on April 14, 2011, among other public filings, the Company has been unable to resolve a material uncertainty concerning (a) the collectability and recovery of certain assets, and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”). As the Company has been unable to assess the potential effect the ultimate resolution of these matters will have on the financial position and results of operation of the Company, the Company had been unable to finalize its financial statements for any of the fiscal quarters ended February 28, 2011, November 30, 2010, August 31, 2010, February 28, 2010, November 30, 2009 or August 31, 2009, or file its Form 10-Q for any of those periods. Additionally, for the same reasons, the Company has been unable to finalize its audited financial statements for the fiscal years ended May 31, 2010 and May 31, 2009 or file its Form 10-K for either of those periods.

In an effort to resolve the Material Uncertainties, the Company, among other things:

•
entered into discussions with various financial institutions related to these matters regarding resolution of the Company’s potential claims and repayment of amounts which were asserted as being owed by the Company to these institutions;

•	pursued recovery of its assets through a series of actions, including litigation in the courts of Belgium; and

•	filed claims for indemnification under the U.S. insurance policies and the U.K. insurance policies.

In furtherance of the foregoing, the Company has taken the following steps and the following events have occurred.

Insurance

Effective December 2009, the Company entered into an interim payment agreement with the U.S. Underwriters pursuant to which the Company received a non-refundable payment of $28 million (the “Interim Payment”), and the U.S. Underwriters agreed to reimburse certain costs incurred by the Company in connection with the investigation of its claims. In addition, the U.S. Underwriters agreed to provide the Company with a coverage opinion regarding all claims made under the U.S. insurance policies by May 3, 2010.

On April 30 and May 3, 2010, the U.K. Underwriters and the U.S. Underwriters, respectively, notified the Company that they were denying coverage of the Company’s claims. The U.K. Underwriters further advised the Company that they had initiated litigation in the courts of England for a declaratory judgment confirming that the Company’s losses were not covered under the U.K. insurance policies. The Company answered by asserting various counter claims and asking that coverage for the Company’s claimed losses be confirmed by the court.

On May 17, 2010, the Company filed suit in the Federal District Court of New York asserting claims for, among other things, the non-payment of covered losses under the U.S. insurance policies, unpaid sue and labor costs and consequential damages.

On July 1, 2011, the Company entered into the Release and Settlement Agreements, as described above, pursuant to which, among other things, the Company will be paid an additional $32 million and, together with the Interim Payment, an aggregate of $60 million.

Settlement With Certain Financial Institutions

On October 26, 2010, the Company and its affiliates, Lazare Kaplan Japan Inc. (“LK Japan”), Lazare Kaplan Europe Inc. (“LK Europe”) and Lazare Kaplan Africa Inc. (“LK Africa” and, collectively with LK Japan and LK Europe, the “Affiliates”) entered into a Settlement Agreement (the “2010 Settlement Agreement”) with ABN AMRO Bank N.V. (“ABN”) and The Royal Bank of Scotland PLC (“RBS”).

Pursuant to the 2010 Settlement Agreement:

•	Obligations of the Company and/or its Affiliates totaling approximately $64 million were deemed by ABN and RBS to be satisfied in full. The “Obligations” consisted of:

(a)
asserted unpaid principal, interest and expenses under the Facility Letter dated as of February 27, 2009 (the “Facility Letter”) and the Amended and Restated Credit Agreement dated as of February 27, 2009 (the “ABN Credit Agreement”), each between the Company and ABN;

(b)	two guaranties, each dated February 27, 2009, pursuant to which the Affiliates guaranteed the obligations of the Company to ABN under the Facility Letter and the ABN Credit Agreement;

(c)	asserted unpaid principal, interest and expenses under the Amended and Restated Credit Facility Agreement dated as of February 28, 2009 between LK Japan and RBS (the “Japan Credit Agreement”);

(d)	a guarantee dated April 13, 2009, pursuant to which the Company guaranteed the obligations of LK Japan to RBS under the Japan Credit Agreement; and

(e)	a guaranty dated September 1, 2007 pursuant to which the Company guaranteed up to fifty percent of certain obligations of Gulfdiam DMCC, an affiliate of the Company, to ABN.

•	ABN agreed to transfer to the Company all of ABN’s legal and equitable right, title and interest in and to an aggregate of 2,151,103 shares of the Company’s common stock.

•
ABN assigned to the Company ABN’s right, title and interest under the U.K. insurance policies, as well as ABN’s right, title and interest to receive proceeds paid or payable under the U.K. insurance policies. ABN’s assignment to the Company of such right, title and interest includes ABN’s right, title and interest in any amounts that the Company receives with respect to any settlement reached or judgment rendered in certain pending lawsuits.

•
ABN and RBS each released the Company and the Affiliates from any and all of the Obligations and claims relating thereto. In return, the Company and the Affiliates each released ABN and RBS from certain claims asserted by the Company relating to the Obligations as well as other claims asserted by the Company relating to its relationship and business dealings with each of ABN and RBS.

•	The Company paid to ABN and RBS, collectively, $14 million.

Litigation with Antwerp Diamond Bank N.V.

On February 19, 2008, Lazare Kaplan Belgium N.V., a subsidiary of the Company (the “Subsidiary”), and Antwerp Diamond Bank N.V. (“ADB”) entered into a Credit Confirmation Letter (the “Credit Letter”), pursuant to which ADB granted to the Subsidiary an uncommitted US$25 million credit facility (the “$25M Facility”).

On February 20, 2008, the Company and ADB entered into a Credit Confirmation Agreement (the “Credit Agreement”), pursuant to which ADB granted to the Company an uncommitted US$45 million credit facility (the “$45M Facility”).

Commencing in early 2009 the Company entered into discussions with the Executive Committee and senior management of ADB concerning, among other matters, its knowledge with respect to the loss or theft of the Company’s assets and the possible obligations of ADB to the Company and the Subsidiary resulting from its actions and the actions of certain of its senior personnel. In early 2010, the Company contacted executive management of KBC Bank N.V. (“KBC”), the parent company of ADB, concerning the loss or theft of the assets of the Company and the Subsidiary and the Company’s understanding of the potential involvement of ADB and senior members of ADB’s management with respect thereto.

On December 29, 2009, ADB delivered a notice to the Subsidiary, stating that under the terms of the Credit Letter, it was terminating the $25M Facility as of January 28, 2010. There were no amounts outstanding under the $25M Facility at the time of termination.

 On December 30, 2009, ADB delivered a notice to the Company, stating that under the terms of the Credit Agreement, it was terminating the $45M Facility on March 1, 2010. Pursuant to such notice, ADB claimed that the balance allegedly outstanding under the $45M Facility plus accrued and unpaid interest, costs, charges and fees (including attorneys’ fees) would be due and payable on such termination date. At the time of termination approximately $43 million was alleged by ADB to be outstanding under the $45M Facility.

In March 2010, ADB commenced litigation against the Company in the Antwerp Court of Commerce seeking payment of amounts alleged to be due and owing under the $45M Facility.

The Company denies that any amounts are currently due or owing to ADB under the $45M Facility and further denies that any action under the $45M Facility may be brought by ADB in the courts of Belgium. The Company believes it has substantial meritorious defenses and counterclaims, including claims for consequential damages, against ADB and KBC and is currently contemplating proceedings in the United States Federal court against ADB and KBC.

Material Uncertainties

The 2010 Settlement Agreement resolved certain aspects of the Material Uncertainties that have prevented the Company from finalizing its financial statements. Additionally, the Release and Settlement Agreements resolve certain other aspects of the Material Uncertainties that have prevented the Company from finalizing its financial statements. While the Company is continuing to pursue final resolution of the remaining Material Uncertainties, of which it can give no assurance of success, the Company is reviewing whether it has currently resolved the Material Uncertainties to such an extent that it can finalize its financial statements in order to file periodic reports under the Securities Exchange Act of 1934.

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Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include the ability to resolve the remainder of the Material Uncertainties discussed above, filing delinquent SEC reports, and other factors. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.